SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Cone Mills Corporation

------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Neil W. Koonce, Vice President, General Counsel and Secretary

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
  5) Total fee paid:

     -------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  ----------------------------------------------------------------------------
  2) Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------
  3) Filing Party:

  ----------------------------------------------------------------------------
  4) Date Filed:

     -------------------------------------------------------------------------

                            CONE MILLS CORPORATION



                                             GREENSBORO, N.C. 27415-6540






                                                                  April 1, 1999
Dear Shareholder:

     On behalf of the Board of Directors, we are pleased to invite you to attend the Annual Meeting of Shareholders of Cone Mills Corporation to be held at 10:00 a.m. on Tuesday, May 11, 1999, at the Cone Corporate Center, 3101 North Elm Street, Greensboro, NC.

     The notice of meeting and proxy statement accompanying this letter describe the matters on which action will be taken. At the Annual Meeting we will also review the Corporation's activities and provide time for questions from shareholders.

     Please sign and return the enclosed proxy form in the envelope provided as soon as possible to ensure that your shares will be voted at the meeting.



Sincerely,


(Signature of Dewey L. Trogdon appears here)



Dewey L. Trogdon
Chairman of the Board




(Signature of John L. Bakane appears here)



John L. Bakane
President and Chief Executive Officer




(Cone Mills Corporation logo appears here)

                            CONE MILLS CORPORATION
                             Cone Corporate Center
                             3101 North Elm Street
                           Greensboro, NC 27415-6540

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 1, 1999

To the Holders of Common Stock of
Cone Mills Corporation:

     The Annual Meeting of the Shareholders of Cone Mills Corporation will be held at the Cone Corporate Center, 3101 North Elm Street, in Greensboro, North Carolina, on Tuesday, May 11, 1999, at 10:00 a.m. for the following purposes:

   1. To elect three directors as Class I Directors for a term of three years or until their successors are elected and qualified.

   2. To ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the Corporation for the current fiscal year.

   3. To consider and act upon a proposal made by a shareholder for adoption of a nonbinding resolution urging the directors to take the necessary steps to declassify the Board of Directors of the Corporation.

   4. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors of the Corporation has fixed the close of business on March 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     Your proxy is enclosed. You are cordially invited to attend the meeting, but whether or not you plan to attend, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend.



                                        NEIL W. KOONCE
                                        Vice President, General Counsel and
                                        Secretary

                            CONE MILLS CORPORATION
                             Cone Corporate Center
                             3101 North Elm Street
                           Greensboro, NC 27415-6540

                              PROXY STATEMENT FOR
                    ANNUAL MEETING TO BE HELD MAY 11, 1999


                                                           DATED: April 1, 1999

     Your proxy is solicited on behalf of the Board of Directors of Cone Mills Corporation (the "Corporation", the "Company" or "Cone") for use at the Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying Notice of Annual Meeting. It may be revoked by you at any time before it is exercised. All unrevoked proxies that are properly executed will be voted and, if a choice is specified with respect to any matter to be acted on, the shares will be voted in accordance with such specifications. If no specifications are given, the persons named in the accompanying proxy intend to vote the shares represented thereby in favor of (i) election of the three nominees for Director (Class I) named herein for terms of three years and (ii) ratification of the Board of Directors' appointment of McGladrey & Pullen, LLP as independent auditors and against (iii) the shareholder proposal relating to the declassification of the Board of Directors of the Corporation.

     This proxy statement and the enclosed proxy are being first mailed to shareholders on or about April 1, 1999. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Corporation will reimburse them for their expenses in so doing. Personal solicitation may also be conducted by telephone and mail by officers and employees of Cone without added compensation. In addition, the Corporation has retained Georgeson & Company, Inc. to assist in the solicitation of proxies and distribution of proxy materials for which it will pay approximately $7,500 in fees plus expenses.

     Holders of Common Stock of record at the close of business March 12, 1999 will be entitled to vote at the meeting. On that date 25,432,233 shares of Common Stock were outstanding. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the meeting.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than five percent (5%) of the Company's outstanding Common Stock:



Name of and Address                   Amount and Nature of
of Beneficial Owner (1)               Beneficial Ownership   Percentage of Class
------------------------------------ ---------------------- --------------------
Hendry, Kozberg, Kessler Group
90 South Seventh Street, Suite 4400
Minneapolis, MN 55402-4115 .........        2,586,700(2)             10.2%
Reich & Tang Asset Management, L.P.
600 Fifth Ave.
New York, NY 10020 .................        2,190,000(3)              8.6%
Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401 .............        1,902,500(4)              7.5%

---------
(1) Does not include Vanguard Fiduciary Trust Company, trustee of the Company Stock Fund of the 401(k) Program, which held of record for the plan 2,570,549 shares of Common Stock on March 12, 1999. This represents 10.1% of the Company's outstanding Common Stock. The plan trustee votes shares held in the plan pursuant to the instructions provided by participants through the exercise of pass-through voting rights. Shares for which no voting instructions are received from the participants to whose accounts the shares are allocated are voted by the trustee in the same proportion as the instructions received on voted shares. Because the plan trustee exercises investment or dispositive rights only in accordance with the instructions of the participants, the trustee disclaims beneficial ownership.

(2) According to a Schedule 13D/A filed with the Securities and Exchange Commission by Bruce E. Hendry, Marc H. Kozberg, Irvin Kessler, and 22 other holders, a Section 13(d)(3) group, the group beneficially owns 2,586,700 shares with various combinations of sole voting power, shared voting power, sole dispositive power, and shared dispositive power.

(3) According to a Schedule 13G/A filed with the Securities and Exchange Commission by Reich & Tang Asset Management, L.P., it has shared voting power with respect to 2,190,000 shares, sole voting power on no shares, shared dispositive power on 2,190,000 shares, and no sole dispositive power.

(4) According to a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. ("Dimensional"), it has sole voting power with respect to 1,902,500 shares, shared voting power on no shares, sole dispositive power on 1,902,500 shares, and no shared dispositive power. All securities reported on the Schedule 13G are owned by advisory clients of Dimensional, none of which to the knowledge of Dimensional beneficially owns more than 5% of the outstanding shares of the Company's Common Stock. Dimensional disclaims beneficial ownership of all such securities.


                   SECURITY OWNERSHIP OF DIRECTORS, NOMINEES
                         AND NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 12, 1999:



Name of Director                                     Amount and Nature of
Nominee or Officer                               Beneficial Ownership (1)(2)   Percentage of Class
----------------------------------------------- ----------------------------- --------------------
John L. Bakane (3) ............................             281,964           1.1%
Doris R. Bray .................................              22,000              *
James S. Butner (3) ...........................             142,989              *
J. Patrick Danahy (3)(4) ......................             391,448           1.5%
Anthony L. Furr (3) ...........................               9,681              *
Jeanette C. Kimmel ............................             134,000              *
Neil W. Koonce (3)(5) .........................             175,007              *
Charles M. Reid ...............................              20,000              *
John W. Rosenblum .............................               8,000              *
Nicholas Shreiber .............................                   0              *
Dewey L. Trogdon (6) ..........................             481,700           1.9%
Gary L. Smith (3)(7) ..........................              46,587              *
Marvin A. Woolen, Jr. (3)(8) ..................              31,361              *
Cyrus C. Wilson ...............................               1,100              *
All Directors and Executive Officers as a Group
 (17 persons)(3) ..............................           1,970,921           7.6%

---------
*   Represents less than 1%.

(1) Unless otherwise indicated, all shares are owned of record and the beneficial ownership consists of sole voting power and sole investment power. Includes shares subject to options which are presently exercisable or are exercisable within 60 days of March 12, 1999 as follows: Mr. Bakane (113,050 shares); Mr. Butner (33,000 shares); Mr. Danahy (120,500 shares); Mr. Furr (4,600 shares); Mr. Koonce (35,000 shares); Mr. Smith (28,200 shares); Mr. Woolen (15,200 shares); 5,000 for each of Mrs. Bray, Mrs. Kimmel, Mr. Reid, Mr. Rosenblum and Mr. Trogdon; 1,000 for both Mr. Wilson and Mr. Shreiber; and all Directors and Executive Officers as a Group (427,000 shares). Does not include an option to purchase 1,000 shares to be granted to each nonemployee director as of May 18, 1999, pursuant to the 1994 Stock Option Plan for Non-Employee Directors.

(2) Does not include shares of the Corporation's Class A Preferred Stock allocated to the individual accounts of officers in the Cone Mills Corporation 1983 ESOP.

(3) Includes shares of Common Stock allocated to the individual accounts of directors and Named Executive Officers in the Company Stock Fund of the 401(k) Program as of March 12, 1999 as follows:


     Mr. Bakane ..................................................  34,250 shares
     Mr. Butner ..................................................  18,625 shares
     Mr. Danahy ..................................................  33,550 shares
     Mr. Furr ....................................................   3,081 shares
     Mr. Koonce ..................................................  29,394 shares
     Mr. Smith ...................................................   9,387 shares
     Mr. Woolen ..................................................   4,161 shares
     All Directors and Executive Officers as a group (17 persons)  170,045 shares

(4)  Includes 72,000 shares owned of record by Mr. Danahy's wife.

(5) Includes 6,000 shares owned of record by Mr. Koonce's wife and 4,940 shares allocated to Mrs. Koonce's individual account in the Company Stock Fund of the 401(k) Program as of March 12, 1999.

(6)  Includes 125,000 shares owned of record by Mr. Trogdon's wife.

(7)  Includes 1,000 shares owned of record by Mr. Smith's wife.

(8) Includes 7,500 shares acquired by Mr. Woolen for his mother pursuant to a power of attorney held by Mr. Woolen and held in an account in which Mr. Woolen may have a pecuniary interest and 500 shares held in a custodian account for his minor son.


                        ITEM 1 -- ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of Cone Mills Corporation provide for a Board of Directors consisting of not less than nine (9) or more than fifteen (15) members as determined by the majority vote of the entire Board of Directors. The Restated Articles of Incorporation further provide that the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits.

     The terms of three Class I Directors expire at the 1999 Annual Meeting. The persons elected at the Annual Meeting for the Class I directorships will serve terms of three years to expire at the Annual Meeting in year 2002 or until their successors are elected and qualified. Each person nominated below for a Class I directorship is an incumbent director of the Corporation. A vacancy exists in the Class II directorships, and the Board intends to fill the vacancy. However, a nominee has not yet been identified. If the Board of Directors fills the position, the nominee will be submitted to the shareholders for election at the 2000 annual meeting.

     The persons nominated below will be elected if they receive a plurality of the votes cast for their election. Abstentions and broker nonvotes will not affect the election results if a quorum is present. Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by proxy for election of the nominees named below. If any nominee should not be available to serve for any reason (which is not anticipated), the proxy holders may vote for substitute nominees designated by the Board of Directors. A proxy cannot be voted for more than the number of nominees named.

The Board of Directors recommends a vote FOR the Nominees for election as directors.

     A. The following information is furnished with respect to the nominees:



                                                          Principal Occupation; Business                         Director
Name of Nominee       Present Age                           Experience Past Five Years;                           Since
-------------------- -------------                            and other Directorships                           ---------
                                           NOMINEES FOR THREE YEAR TERM (CLASS I)
John L. Bakane            48       President and Chief Executive Officer of the Corporation (1998-Present);       1989
                                   Executive Vice President of the Corporation (1995-1998); President, Apparel
                                   Products Group (1997-February 12, 1999); Chief Financial Officer of the
                                   Corporation (1988-1997); Vice President of the Corporation (1986-1995)
Charles M. Reid           64       Director, President and Chief Executive Officer, United Guaranty               1988
                                   Corporation (private mortgage insurer), a member company of American
                                   International Group (1987-Present)
Nicholas Shreiber         50       President and Chief Executive Officer, Tetra Pak Americas Inc., a member       1998
                                   company of Tetra Pak Group (processing and packaging systems for liquid foods) (1991-Present); Director, Grupo Prove-Quim (chemical distributing company in Mexico)
   B. The following information is furnished with respect to directors continuing in office:
                                              CLASS II (Term expiring in 2000)
Jeanette C. Kimmel        60       Private Investment Management                                                  1971
John W. Rosenblum         55       Dean, Jepson School of Leadership Studies, University of Richmond              1993
                                   (1996-Present); Tayloe Murphy Professor of the Darden Graduate School of
                                   Business Administration, University of Virginia (1993-1996); Dean, Darden
                                   Graduate School of Business Administration (1982-1993); Director, Cadmus
                                   Communications Corporation; Chesapeake Corporation; Comdial
                                   Corporation; and Grantham, Mayo, Van Otterloo & Co., LLC
                                             CLASS III (Term expiring in 2001)
Doris R. Bray             61       Partner, Schell Bray Aycock Abel & Livingston P.L.L.C. (Attorneys at Law)      1989
                                   (1987-Present); Director, Vanguard Cellular Systems, Inc.
Dewey L. Trogdon          67       Retired March 31, 1992; Chairman of the Board of Directors                     1978
                                   (1981-Present); Chief Executive Officer of the Corporation (1980-1990);
                                   President of the Corporation (1979-1980; 1987-1989)
Cyrus C. Wilson           61       Independent Consultant in international marketing and sales and business       1998
                                   development (1993-Present); Partner, Price Waterhouse L.L.P. (1985-1993)

                      COMMITTEES AND DIRECTOR ATTENDANCE

     During the year ended January 3, 1999, the Board of Directors of the Corporation held eight meetings and the Executive, Audit, and Compensation Committees held two, three, and four meetings, respectively. Each director attended at least 75% of the aggregate of Board of Directors' meetings and meetings of Committees of the Board on which he or she served during 1998.

     The Executive Committee generally has the same authority as the Board to manage the affairs of the Corporation but may not make determinations with respect to dissolutions, mergers, amendments to the Articles of Incorporation or Bylaws, compensation or removal of directors, or declaration of dividends. Executive Committee members are Dewey L. Trogdon, Chair, John L. Bakane, Doris
R. Bray, and Charles M. Reid.

     The Audit Committee's principal responsibilities consist of recommending to the Board of Directors the selection of the Corporation's independent accountants, reviewing the scope and results of completed audits, reviewing the Corporation's internal audit staff functions and evaluating the quality of the Corporation's financial reporting and internal control systems. Audit Committee members are Doris R. Bray, Chair, Jeanette C. Kimmel, and Cyrus C. Wilson.

     The Corporation also has a Compensation Committee. See "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."

     The Board of Directors does not have a standing nominating committee; however, with respect to nominations, the Executive Committee considers and makes recommendations to the Board with respect to the size and composition of the

Board and candidates for membership on the Board. The Committee has not established procedures for the submission by shareholders of proposed candidates for its consideration.


           SECTION (16)(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under federal securities laws, the Corporation's directors, its executive officers, and any persons holding more than 10 percent of the Corporation's stock are required to report their ownership of the Corporation's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during fiscal 1998 or prior fiscal years. All of these filing requirements were satisfied in 1998. In making this statement, the Corporation has relied on the written representations of certain reporting persons and the Corporation's directors and officers and copies of reports filed with the Commission.


                            EXECUTIVE COMPENSATION

     The following information relates to all compensation awarded to, earned by or paid pursuant to a plan or otherwise, to (i) the Chief Executive Officer of the Corporation (the "CEO") and (ii) the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Corporation on January 3, 1999. Information is also provided on Mr. Danahy who retired and Mr. Butner who resigned as executive officers on November 9, 1998 and December 17, 1998, respectively. The CEO and the four most highly compensated officers, and Mr. Danahy and Mr. Butner, are referred to herein as the Named Executive Officers.

     The following information does not reflect any compensation earned and paid to the Named Executive Officers subsequent to December 31, 1998, unless otherwise indicated. Any such compensation earned and paid to the Named Executive Officers during 1999 will be recorded in the proxy statement for the Corporation's 2000 Annual Meeting of Shareholders, unless such compensation is required to be reported previously.


Summary Compensation Table

     The following table sets forth for the Named Executive Officers for each of the last three fiscal years annual compensation amounts as indicated by the applicable table headings. Annual Compensation, columns (c), (d) and (e), includes base salary and bonus earned during the year covered and, if applicable, other annual compensation not properly categorized as salary or bonus. Long-Term Compensation, column (g), reports the number of shares underlying stock option grants to the Named Executive Officers during the respective fiscal year. The Named Executive Officers were not awarded, granted or paid any forms of compensation that are required to be reported in the Long-Term Compensation column (h).

                          SUMMARY COMPENSATION TABLE



                                                  Annual Compensation
                                           ---------------------------------
                (a)                   (b)     (c)       (d)         (e)
                                                               Other Annual
         Name and Principal                  Salary    Bonus   Compensation
              Position               Year     ($)     ($)(1)      ($)(2)
----------------------------------- ------ --------- -------- --------------
J. Patrick Danahy                   1998    505,000       --            --
  former President and Chief        1997    490,000       --            --
  Executive Officer                 1996    490,000       --            --

John L. Bakane President and        1998    310,000       --            --
  Chief Executive Officer,          1997    300,000       --            --
  former Executive Vice             1996    300,000       --            --
  President and President,
  Cone Apparel Products

Anthony L. Furr                     1998    245,000   65,000            --
  Vice President and                1997    160,000       --            --
  Chief Financial Officer           1996         --       --            --

Marvin A. Woolen, Jr.               1998    222,000   40,000            --
  Vice President                    1997    210,000       --            --
  Cotton Purchasing                 1996    210,000       --            --

Neil W. Koonce                      1998    190,000   15,000            --
  Vice President and                1997    185,000       --            --
  General Counsel                   1996    185,000       --            --

James S. Butner                     1998    183,000   10,000            --
  former Vice President             1997    175,000       --            --
  Industrial and Public Relations   1996    175,000       --            --

Gary L. Smith                       1998    142,000   45,000            --
  Controller                        1997    132,000       --            --
                                    1996    120,000       --  --



                                             Long-Term Compensation
                                    -----------------------------------------
                                                Awards               Payouts
                                    ------------------------------- ---------
                (a)                         (f)             (g)        (h)         (i)
                                                        Securities
                                                        Underlying     LTIP     All Other
         Name and Principal          Restricted Stock     Options    Payouts   Compensation
              Position                 Awards ($)(3)        (#)        ($)        ($)(4)
----------------------------------- ------------------ ------------ --------- -------------
J. Patrick Danahy                              --             --         --      10,190
  former President and Chief              127,500         35,000         --      10,717
  Executive Officer                            --         50,000         --      12,146

John L. Bakane President and                   --         30,000         --       7,110
  Chief Executive Officer,                 85,000         20,000         --       7,090
  former Executive Vice                        --         40,000         --       6,556
  President and President,
  Cone Apparel Products

Anthony L. Furr                                --         15,000         --       6,704
  Vice President and                       17,000          4,000         --          --
  Chief Financial Officer                      --             --         --          --

Marvin A. Woolen, Jr.                          --         15,000         --       9,156
  Vice President                           34,000          8,000         --       9,281
  Cotton Purchasing                            --         15,000         --       3,855

Neil W. Koonce                                 --         10,000         --       6,196
  Vice President and                       17,000          5,000         --       6,624
  General Counsel                              --         10,000         --       6,167

James S. Butner                                --             --         --       5,898
  former Vice President                    17,000          5,000         --       9,285
  Industrial and Public Relations              --         10,000         --       6,243

Gary L. Smith                                  --         15,000         --       4,589
  Controller                               25,500          3,000         --          --
                                               --         10,000         --          --

---------
(1) No incentives were paid pursuant to a management incentive plan for the fiscal years shown. However, discretionary bonuses were paid to certain individuals. See "Compensation Committee Report on Executive
    Compensation."

(2) Does not include the amount of the incremental cost of certain incidental benefits, perquisites and other benefits, securities or property which in the aggregate do not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for the Named Executive Officers.

(3) Represents the market value on the date of grant of the award of restricted stock pursuant to the 1992 Amended and Restated Stock Plan. The number and value of the aggregate restricted stock holdings as of January 3, 1999 for each of the Named Executive Officers are as follows: Mr. Danahy -- 15,000 shares ($84,375); Mr. Bakane -- 10,000 shares ($56,250); Mr. Furr -- 2,000 shares ($11,250); Mr. Woolen -- 4,000 shares ($22,500); Mr. Koonce --
    2,000 shares ($11,250); Mr. Butner -- 2,000 shares ($11,250); and Mr.
    Smith -- 3,000 shares ($16,875).

(4) Represents the Corporation's matching contributions to the 401(k) Program and the dollar value of insurance premiums paid by the Corporation with respect to group term life insurance and universal life insurance for benefit of the Named Executive Officers as follows:

  A. 401(k) Plan matching contributions for 1998 was $4,800 for Mr. Danahy; $4,615 for Mr. Bakane; $2,450 for Mr. Furr; $4,395 for Mr. Woolen; $4,315 for Mr. Koonce; $3,840 for Mr. Butner; and $3,763 for Mr. Smith.

  B. Insurance premiums for 1998, respectively: Mr. Danahy ($6,100); Mr. Bakane ($2,495); Mr. Furr ($4,254); Mr. Woolen ($4,761); Mr. Koonce
    ($1,881); Mr. Butner ($2,058); and Mr. Smith ($826).

     On November 9, 1998, J. Patrick Danahy, Director, President and Chief Executive Officer retired from the Corporation and resigned as a member of the Board of Directors. The Corporation and Mr. Danahy entered into an agreement that provided, among other things, that the Corporation continue his salary at the rate of $505,000 per year through December 31, 1998, and then at the rate of $520,000 per year through December 31, 1999.

     During this period, Mr. Danahy will be covered under the Corporation's terminal leave policy for salaried employees, which provides for continued coverage under Cone's group insurance and pension plan, but not the long-term disability plan. Under the terms of the agreement all stock options previously granted to Mr. Danahy will continue in effect in accordance with their terms through the period. Mr. Danahy will forfeit 10,000 shares of the 15,000 shares of restricted stock granted to him on November 10, 1997 under the terms of a Restricted Stock Award Agreement and, assuming his compliance with the terms of this agreement, the remaining 5,000 shares of restricted stock will vest on December 31, 1999.


Stock Option/SAR Grants in Last Fiscal Year

     The following sets forth certain information with respect to options granted to the Named Executive Officers during the fiscal year ended January 3, 1999.



                                                         Individual Grants
                          --------------------------------------------------------------------------------
(a)                              (b)               (c)            (d)          (e)             (f)
                              Number of        Percent of
                              Securities      Total Options    Exercise
                              Underlying      to Employees        or
                               Options           Granted      Base Price   Expiration       Grant Date
Name                       Granted (#) (1)   in Fiscal Year     ($/Sh)        Date      Present Value $(2)
------------------------- ----------------- ---------------- ------------ ------------ -------------------
    J. Patrick Danahy               --              --              --             --             --
    John L. Bakane              30,000             8.81          4.4375    11/04/2008        $70,200
    Anthony L. Furr             15,000             4.41          4.4375    11/04/2008        $35,100
    Marvin A. Woolen, Jr.       15,000             4.41          4.4375    11/04/2008        $35,100
    Neil W. Koonce              10,000             2.94          4.4375    11/04/2008        $23,400
    James S. Butner                 --              --              --             --             --
    Gary L. Smith               15,000             4.41          4.4375    11/04/2008        $35,100

(1) The Corporation did not grant SAR's in 1998. All options granted in 1998 were Incentive Stock Options ("ISO's") except that 7,500 of options granted to Mr. Bakane were Nonqualified Stock Options. All options except as noted below are exercisable six months after grant date (November 4, 1998) with 20% of the shares covered becoming exercisable at that time and an additional 20% of the option shares becoming exercisable on each successive anniversary date. Mr. Bakane's ISO's are fully exercisable after May 4, 1999.

(2) The Black-Scholes option pricing model was used to estimate the present value of the options as $2.34 per share. The model assumed a dividend yield of 0%, a risk-free interest rate of 5.00%, expected price volatility based on historical experience of 38.11%, and an expected option life of 8 years based on historical experience. The assumptions are deemed to be reasonable, but there is no assurance that the assumptions will be true and an accurate determination of present value. The actual value, if any, will ultimately depend upon the excess of the market price of shares of Common Stock over the exercise price on the date the option is exercised.


Aggregated Option Exercises and Year-End Option Value Table

     There were no stock option exercises by the Named Executive Officers during 1998. The following table includes the number of shares covered by exercisable and unexercisable options as of January 3, 1999. Also reported, both as to exercisable and unexercisable options, are the values of "in-the-money" options, which are options with a positive spread between the fiscal year-end market price of the underlying Common Stock and the exercise price of such stock options.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND
                         FISCAL YEAR END OPTION VALUES



(a)                           (b)            (c)               (d)                   (e)
                                                            Number of
                                                            Securities
                                                            Underlying       Value of Unexercised
                                                       Unexercised Options   In-the-Money Options
                                                            at 1/03/99        at 1/03/99 ($)(1)
                                                      --------------------- ---------------------
                            Shares
                          Acquired on       Value          Exercisable/          Exercisable/
Name                     Exercise (#)   Realized ($)      Unexercisable         Unexercisable
----------------------- -------------- -------------- --------------------- ---------------------
J. Patrick Danahy                 --             --       98,400/56,600                  0/0
John L. Bakane                    --             --       74,400/65,600             0/35,625
Anthony L. Furr                   --             --          800/18,200             0/17,813
Marvin A. Woolen, Jr.             --             --        7,600/30,400             0/17,813
Neil W. Koonce                    --             --       28,000/22,000             0/11,875
James S. Butner                   --             --       28,000/12,000                  0/0
Gary L. Smith                     --             --       21,400/24,600           750/17,813

---------
(1) Based on $5.625 fair market value (closing price of NYSE) on December 31, 1998, the last trading day of fiscal year 1998.

Long-Term Incentive Plan Awards Table

     The Corporation had no long-term incentive plan in effect in 1998.


Pension Plan Table

     The following table sets forth in the "ERP" column the estimated annual benefits payable upon retirement in 1998 at age 65 under the Employees' Retirement Plan of Cone Mills Corporation (the "ERP") in the compensation and years of service categories indicated. Benefit amounts shown are payable for life with no contingent death benefits. Benefits are based upon total annual salary and bonus, compensation in excess of the amount covered by Social Security as determined in the year of retirement and total years of service. The years of service credited as of March 31, 1999 for the Named Executive Officers are: Mr. Danahy -- 27 years; Mr. Bakane -- 23 years; Mr. Furr -- 3 years; Mr. Woolen -- 3 years; Mr. Koonce -- 25 years; Mr. Butner -- 26 years; and Mr. Smith -- 17 years.

     Pension benefits under the ERP are subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). The aggregate annual pension that may be paid under the ERP and all other defined benefit plans of the Corporation taken together is generally restricted to $130,000 in 1998 and 1999. In addition, the Code limits annual compensation of each employee that can be taken into account in computing pension benefits to $160,000 in 1998 and 1999. These amounts may be adjusted for cost of living as provided in the Code. Pension benefits that cannot be paid from the ERP by reason of the limitations in the Code are provided by the Corporation's Excess Benefit Plan and by the Supplemental Executive Retirement Plan, both of which are unfunded, nonqualified benefit plans. Such amounts are identified in the following table in the columns headed "NQP". The Corporation has established a "rabbi" trust agreement that will be funded upon a change of control with the accrued vested benefits in these nonqualified plans. A change of control is defined as a transaction in which a 50% change in the ownership of the outstanding shares occurs, a report is filed with the Securities and Exchange Commission on Schedule 13D or 14D-1 which discloses a person has become the beneficial owner of more than 50% of the Common Stock, or a change in the majority of the directors during a two year period of time not approved by two-thirds of the directors who were in office at the beginning of the period.

     The Corporation accrues annually the estimated expense for providing benefits under the ERP and the nonqualified plans, as determined by an independent consulting actuary; however, this expense cannot be specifically allocated to any individual or to the Named Executive Officers as a group under the funding method used by the actuary.

       Approximate Annual Benefit for Years of Service Indicated ($)(1)


    Average Annual
   Compensation for
  Highest Consecutive
   Five Years During        15th Year           20th Year           25th Year            30th Year            35th Year
Last Ten Years Before  ------------------- ------------------- ------------------- -------------------- ---------------------
      Retirement          ERP       NQP       ERP       NQP       ERP       NQP       ERP        NQP       ERP        NQP
---------------------- -------- ---------- -------- ---------- -------- ---------- --------- ---------- --------- ----------
      $  200,000       58,016      4,436   76,716      4,381   89,933      2,657   101,378      2,657   108,894      1,449
      $  250,000       58,138     20,782   76,905     25,601   90,188     26,830   101,670     29,812   109,223     30,215
      $  300,000       58,138     37,250   76,905     47,010   90,188     51,258   101,670     57,260   109,223     59,309
      $  400,000       58,138     70,187   76,905     89,828   90,188    100,115   101,670    112,155   109,223    117,498
      $  500,000       58,138    103,124   76,905    132,646   90,188    148,971   101,670    167,050   109,223    175,687
      $  600,000       58,138    136,061   76,905    175,464   90,188    197,828   101,670    221,945   109,223    233,875
      $  700,000       58,138    168,998   76,905    218,282   90,188    246,684   101,670    276,840   109,223    292,064
      $  800,000       58,138    201,935   76,905    261,100   90,188    295,541   101,670    331,735   109,223    350,253
      $  900,000       58,138    234,872   76,905    303,919   90,188    344,398   101,670    386,630   109,223    408,441
      $1,000,000       58,138    267,809   76,905    346,737   90,188    393,254   101,670    441,525   109,223    466,630

---------
(1) Pension benefits provided by the ERP with respect to service after 1983 are subject to a "floor offset" arrangement in conjunction with the Cone Mills Corporation 1983 ESOP (the "1983 ESOP"), a separate defined contribution pension plan maintained by the Corporation. The amounts shown in the above table are calculated on the assumption that the participant elects to receive the maximum pension benefit available under the ERP, and in accordance with the terms of each plan, authorizes a transfer of funds in his 1983 ESOP account to the trustee of the ERP in a dollar amount equal to the actuarial equivalent of the pension benefit attributable to service after 1983. The balance, if any, in the 1983 ESOP account will be distributed to the participant. To the extent that a participant's 1983 ESOP account is insufficient to fund the pension benefits attributable to service after 1983, the cost of benefits not covered by the 1983 ESOP will be funded through the ERP. If the participant does not elect to transfer funds from his 1983 ESOP account to the trustee of the ERP, his account balance will be distributed in accordance with the terms of the 1983 ESOP, and his pension payable from the ERP with respect to service after 1983 will be reduced (but not below zero) by the actuarial equivalent of his 1983 ESOP account balance. The 1983 ESOP is designed to invest primarily in qualifying securities under ERISA. Assets of the 1983 ESOP consist of shares of the Corporation's Class A Preferred Stock and other money market and marketable debt securities that are allocated to individual accounts of participants. The fair market value of the stock is determined by independent appraisal performed several times each year. No contributions to the 1983 ESOP have been made for salaried employees since 1986. The value of the account in the 1983 ESOP for each of the Named Executive Officers as of December 31, 1998 was: Mr. Danahy -- $131,123; Mr. Bakane
    -- $70,322; Mr. Furr --  $0; Mr. Woolen -- $0; Mr. Koonce -- $50,719; Mr.
    Butner -- $24,661; and Mr. Smith -- $30,210.


Compensation of Directors

     Directors who are also officers of the Corporation do not receive additional compensation for service as directors or as members of committees of the Board of Directors. Nonemployee directors receive a retainer fee of $17,000 per year and an attendance fee of $1,000 per diem for meetings of the Board of Directors. No additional fee is paid for meetings of any committee of the Board held on the same day as a Board meeting. The fee for a Committee meeting not held on the same day as a Board meeting is $500. Travel expenses of directors incurred in attending meetings are reimbursed by the Corporation. In 1998, retainers and attendance fees paid to all directors totaled $178,086.

     The Shareholders approved at the 1994 annual meeting the 1994 Non-Employee Director Stock Option Plan whereby each nonemployee director receives each year after the annual meeting of shareholders a stock option grant to purchase 1,000 shares of Common Stock at the fair market value of a share of Common Stock on the grant date. The grant date is the fifth business day after the annual meeting.

     A Consulting Agreement between the Corporation and Dewey L. Trogdon whereby Mr. Trogdon provided consultation and advice was in effect from 1993 until first quarter 1998. Mr. Trogdon's consulting fee was $15,000 per calendar quarter, and he was reimbursed for expenses incurred in providing such consulting services. The consulting fee payments were in addition to any pension or other supplemental retirement benefits that Mr. Trogdon was entitled to receive by reason of his service as an employee of the Corporation.


Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation Committee are Charles M. Reid, Jeanette C. Kimmel, and John W. Rosenblum, all of whom are directors who are not currently or formerly employees of the Corporation.

Compensation Committee Report on Executive Compensation

     The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee's membership is comprised of nonemployee directors, none of whom participate in any of the plans administered by the Committee. It is the responsibility of the Compensation Committee to review and make recommendations to the Board of Directors concerning the salaries and to approve grants of incentive compensation, stock options, restricted stock or performance shares for the Chief Executive Officer and the other executive officers of the Corporation.


     Compensation Policy

     The Corporation strives to provide executives an opportunity to earn compensation that is fair, reasonable and competitive with that paid by comparable companies to executives in similar positions with similar duties and responsibilities. In accordance with the policy, the Committee is guided by three goals as it considers the compensation of executive officers. First, executive compensation must be effective in attracting, motivating and retaining executives who possess the skills and experience necessary to ensure the Corporation's success. Second, the Corporation should recognize and reward executives for their contributions to the success of the business. Third, the corporation must be aware of the importance of planning and controlling the cost of executive compensation.

     To implement this policy, the Corporation maintains an executive compensation program that consists of base salaries, annual incentive plans, stock plans and competitive benefits. It is the belief of the Committee that through these components executives are provided compensation and benefits that are competitive; are provided incentives for additional annual compensation that is earned only upon achievement of performance standards as established and approved each year; and are provided long-term incentive compensation through the grant of stock options, restricted stock or performance shares that can appreciate in value.

     In managing the compensation policy, the Committee considers the salary, annual incentive and bonus, and long-term incentives for each executive position as total direct cash compensation. The long-term incentive portion is comprised of stock options, valued by the Black-Scholes method, and restricted or performance shares. An analysis of total direct cash compensation is prepared specifically for the Corporation and the Compensation Committee by the consulting firm, William M. Mercer, Incorporated. In the analysis, the Corporation's executive positions are matched with similar positions at other companies based on data from executive compensation surveys, a proprietary survey of the textile industry, and proxy statements of companies that are in the peer group for the Performance Graph set forth below. From the survey, a "target" of total direct cash compensation and the "mix" of the components for each executive position are developed by the Committee in consultation with the consulting firm. These respective benchmarks are used as guidelines in developing the total compensation and the components for each position analyzed.


     Salaries

     The Committee's objective in establishing the base salaries of the Named Executive Officers is to provide salaries at competitive market levels with other industry leaders in order to reward and encourage individual performance. The salary of the Chief Executive Officer is evaluated solely by the Compensation Committee and the salary of other executive officers is determined by the Committee based upon recommendations from the Chief Executive Officer. Final approval of salaries of the Chief Executive Officer and the other executive officers are made by the independent members of the Board of Directors after receiving recommendations of the Committee. The Committee deems its compensation decisions to be a cumulative process involving a substantial amount of judgment concerning an executive's experience and responsibilities against objective information furnished by the compensation consultant.

     In developing current salary levels, including that of the Chief Executive Officer, the Committee reviewed the Corporation's assessment of salaries in the textile industry in addition to the analysis of the total direct cash compensation prepared by the consulting firm. In the analysis, a weighted composite for salaries was developed, and the Committee compared executive salaries to the market composite and considered those comparisons in making salary decisions. In general, the Committee targets executive salaries at the market median; however, in a given year an individual executive's salary may vary from median due to experience, performance, or other factors deemed relevant by the Committee and considered on a subjective basis. For 1998 a salary increase for the Chief Executive Officer was recommended and approved in order to place his salary closer to the market median rate. Similar adjustments to the salaries of the Named Executive Officers were made.

 Incentive Compensation

     The Corporation maintains the 1997 Senior Management Incentive Compensation Plan ("1997 Plan") for the officers and division presidents and other key management employees as selected by the Committee. The 1997 Plan, approved by the shareholders at the 1996 annual meeting, was specifically designed to assure compensation paid is qualified performance-based compensation as defined in Section 162(m) of the Internal Revenue Code. (See discussion below entitled "Deductibility of Compensation".) The 1997 Plan sets forth the business criteria on which incentive compensation can be granted according to preestablished objective, numerical formulae and the process by which goals are established and compensation is awarded. Up to 90% of base salary can be paid as incentive compensation to a participant. The Committee believes that not all incentive compensation can be objectively measured even though it is based upon strategic performance goals and that some judgmental discretion is warranted in administering compensation plans. Upon the Committee's recommendation, the Board of Directors established in 1996 a separate plan entitled the 1997 Senior Management Discretionary Bonus Plan ("1997 Bonus Plan") that authorizes the grant of a completely discretionary bonus in an amount not to exceed 30% of base salary if the Committee and the Board deem special circumstances warrant. An award under the 1997 Bonus Plan would not qualify as performance-based compensation under Code Section 162(m).

     Pursuant to the 1997 Plan, participants could earn for 1998 annual cash incentive awards based upon the achievement of corporate and individual goals established at the beginning of the year. Performance goals were set at the corporate level and at division levels depending upon the responsibilities of each of the executives. Corporate level performance targets were determined by measuring return on capital employed and earnings per share. The Committee examined the returns on capital employed and earnings of other public companies (including companies that appear in the Performance Graph below) as it established and approved these targets. Division-level goals were established based upon return on capital employed for the division. Performance against the goals is reviewed by the Committee and awards, if any, are made after the close of the fiscal year.

     The achievable incentive award for each participant was based upon a blend of corporate and/or division and individual goals tailored to that particular executive, based upon his or her responsibilities. Specifically, for the Chief Executive Officer, the corporate goals of return on capital employed and earnings per share account for 80% of his incentive compensation and 20% is attributable to individual goals. The weight given to each factor comprising the incentive award varies per each executive.

     The Corporation's performance for earnings per share and return on capital employed for 1998 did not meet the minimum goal for the payment of incentives for corporate performance under the 1997 Plan. Accordingly, no incentive payments based on corporate performance were granted for the year. However, in order to encourage the continuing efforts of key management employees in the current business environment and to recognize the achievement of divisional and individual functional goals, the Committee approved the recommendation of the Chief Executive Officer for payment of discretionary bonuses to certain individuals.


     Stock Options, Performance Shares, and Restricted Stock

     The Corporation maintains the Amended and Restated 1992 Stock Plan through which key management employees have received grants of stock options and restricted shares and may receive in the future grants of performance shares. Grants of options or shares comprise the long-term incentive component of the total direct cash compensation analysis discussed above, and the Committee uses the analysis and recommendations of the Chief Executive Officer, for other participants, as a guideline in making awards.

     At the 1996 annual meeting of shareholders, a proposal to amend and restate the 1992 plan as the Amended and Restated 1992 Stock Plan was approved. The amendments (i) authorized the grant of "restricted stock" and "performance shares" in a total aggregate amount not to exceed 200,000 shares and (ii) added a provision that no individual grantee may receive grants of restricted stock, performance shares, or options to purchase shares exceeding in the aggregate more than 200,000 shares under the plan. The addition of the limitation on the number of shares that could be awarded or granted to any one individual was to conform to a requirement of Code Section 162(m) so as to assure that any "compensation" realized was tax deductible.

     It is the belief of the Committee that, since executives earn no rewards through stock options unless the stock price increases, this form of executive compensation has the potential to benefit shareholders as well as executives by aligning the interests of the Corporation's executives with those of shareholders. The plan permits the granting of both incentive stock options, as defined under the Internal Revenue Code, and nonqualified options. The exercise price of these options may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted. Nonqualified stock options granted by the Committee may include a provision whereby the Corporation will pay to the executive an amount that is equal to the savings the Corporation realizes through tax deductions related to the option exercise. The amount of payments, if any, to the Named Executive Officers under this tax reimbursement feature of the stock option plans is reported in column (e) of the Summary Compensation table for the fiscal year indicated. The Committee believes this form of compensation is in accordance with the Compensation Policy of the Committee because it enables the executives to retain shares that otherwise may be sold to meet tax obligations.

     The Plan authorizes the Committee (i) to award restricted stock which shall contain conditions by which rights to the stock issued to the grantee are forfeited and (ii) to grant performance shares which shall confer upon the grantee the right to receive a specified number of shares contingent upon the achievement of specified corporate or individual performance objectives. The Committee recommended amending the plan to authorize the grant of up to 200,000 in total of shares of restricted stock or performance shares as such capability would give it greater flexibility in structuring a stock-based long-term incentive program to meet the purposes of the plan for different levels of key management employees.

     The Compensation Committee currently operates under the general objective that grants to executives of stock options or restricted or performance shares should be considered on an annual basis. The Corporation's consultant provides, as part of its comparative analysis, advice as to equity ownership of and the size of grants to the named executive officers of public companies within the textile industry including members of the Corporation's peer group. The grants of restricted shares and stock options in 1998 to the Chief Executive Officer and the Named Executive Officers are set forth in the Summary Compensation Table and Stock Option/SAR table above. The Committee's grant of stock options and restricted shares in the latter part of 1997 reflected an intent to increase the value of the long-term incentive component for the Chief Executive Officer as compared to annual salary and opportunities for annual incentives.


     Chief Executive Officer Compensation

     Compensation for the Chief Executive Officer is established in accordance with the principles described above. As indicated, the Committee reviews the Chief Executive Officer's performance and establishes his base salary considering the various factors described above. The amount of incentive compensation for the Chief Executive Officer under the 1997 Plan is based upon the achievement of certain goals established by the Committee at the beginning of each year. The corporate goals of return on capital employed and earnings per share account for 80% of his incentive compensation and 20% is attributable to individual goals. Upon being named President and Chief Executive Officer on November 9, 1998, John L. Bakane's salary was established at the annual rate of $425,000. The Committee did not grant Mr. Bakane any incentive compensation for 1998. In February 1999 the Committee awarded Mr. Bakane stock options for 30,000 shares at $4.875 per share in order to align further his interests with those of the shareholders.


     Deductibility of Compensation

     As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, the Internal Revenue Code of 1986 was amended to add Section 162(m), which limits the deductibility for federal income tax purposes of compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation. Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is "performance based." The Committee did not consider the deductibility limits in making its compensation decisions for any one of the Named Executive Officers for 1998 or 1999 fiscal years as the deductibility limits would not be exceeded under any circumstances. However, the Committee's policy is to design and administer compensation programs that meet the objectives set forth above and that reward executives for corporate performance which meets established financial goals, and to the extent reasonably practicable and to the extent consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by the Corporation. The adoption of the 1997 Senior Management Incentive Compensation Plan and the amendments to the 1992 Stock Option Plan described above were recommended as part of such policy.

Compensation Committee
 Charles M. Reid, Chair
 Jeanette C. Kimmel
 John W. Rosenblum

Performance Graph

     The following graph compares the percentage change in the cumulative total shareholder return in the Corporation's Common Stock with the cumulative return of the Standard & Poor's 500 Stock Index and with a peer group index for the period from December 31, 1993 to December 31, 1998 (assuming the reinvestment of any dividends and an investment of $100 in each on December 31, 1993). The peer group index has been constructed by calculating the cumulative total return of the common stock of the following companies: Burlington Industries, Inc.; Delta Woodside Industries, Inc.; Dyersburg Corporation; Galey & Lord, Inc; Guilford Mills, Inc.; and Russell Corporation. The return of each peer company was weighted according to its stock market capitalization as of the beginning of the period. The Corporation has revised its peer group companies to include those companies that focus on apparel fabrics or have significant apparel fabric operations together with home furnishings products lines that have similar distribution to those of the Corporation. Deleted have been Dixie Yarns, Inc. (which has been exiting the industry); Fieldcrest Cannon, Inc. (which was acquired in 1997 by Pillowtex Corporation, a personal and household products company whose products have consumer brand recognition); and Springs Industries, Inc. (which produces primarily home decorative fabrics with consumer brand recognition and has exited the apparel fabrics business). Added have been Dyersburg Corporation, Galey & Lord, Inc., and Russell Corporation which, like the Corporation, produce apparel fabrics directed at a casual and active life style.


                       COMPARISON OF SHAREHOLDER RETURN
                       AMONG CONE, S&P 500 AND PEER GROUP


A line chart appears here with the following plot points:

                12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
Cone Mills        $100      $70       $67       $47       $46       $33
S&P 500           $100      $98      $132      $159      $208      $264
Peer Group        $100      $96       $93       $97      $103       $79




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Doris R. Bray, a Class III director, is a partner of Schell Bray Aycock Abel & Livingston P.L.L.C., a law firm that regularly serves as counsel to the Corporation.

                        ITEM 2 -- SELECTION OF AUDITORS

     The Corporation's Board of Directors has appointed McGladrey & Pullen, LLP, independent certified public accountants, as auditors of the Corporation's records for the fiscal year 1999. McGladrey & Pullen, LLP or its predecessor, has acted as auditors for the Corporation since 1943 and continues to be considered by the Board to be well qualified.

     Although not required to do so, the Board believes it is desirable to submit its appointment of this firm to the shareholders at the Annual Meeting for ratification. Representatives of McGladrey & Pullen, LLP are expected to be present at the meeting and will be available to respond to appropriate questions or make a statement if they desire to do so.

     The Board of Directors recommends a vote FOR the ratification of the appointment of McGladrey & Pullen, LLP.


           ITEM 3 -- SHAREHOLDER PROPOSAL REGARDING CLASSIFIED BOARD

     Robert E. Grumbine, P.O. Box 260203, Lakewood, CO 80226-0230, E-mail bgrumbin@rocky.orci.com, who owns 3,300 registered shares of Common Stock, has submitted the following proposal and supporting statement for inclusion in the proxy statement for and presentation at the 1999 Annual Meeting of
Shareholders:


              ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

   "RESOLVED, that the stockholders of the Corporation request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."


                             SUPPORTING STATEMENT

   "The election of directors is the primary venue for stockholders to influence corporate governance and to hold management accountable. The great majority of New York Stock Exchange listed corporations elect all their directors each year. Annual election of ALL directors insures that the Board will be more accountable to ALL shareholders and to a certain extent prevents the self-perpetuation of the Board.

   Cone Mills' stock price has declined in stepwise fashion from $19.625 in March 1993, not long after the initial public offering, to recent levels below $4.00 per share. The Corporation has never paid a dividend to its stockholders since resuming public status. That compound annual return of worse than -23% per year demonstrates one of the disadvantages of continuity of board membership during the six years leading up to the 1999 Annual Meeting of Stockholders. The elapsed time has been more than sufficient for corrective action to have been taken, yet the value of the Corporation to its stockholders has continued to be reduced while continuity of board membership remained.

   The diminution of value experienced by Cone Mills' stockholders is particularly stark in context of the massive improvement in stock valuations generally during the same period. Compared to the worse than MINUS 23% per annum experienced by Cone Mills' holders, the general market as measured by the Standard & Poor's 500 stock average has *risen* more than PLUS 17% per annum in the same period.

     As a concerned stockholder, I urge you to join me in voting FOR this resolution."

     The affirmative vote of a majority of the votes cast, in person or by proxy, on this matter is required to approve the above- described proposal. Abstentions and broker non-votes will not affect the vote. [Abstentions indicated on such a proxy will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.]

     The Board of Directors recommends a vote AGAINST this proposal for the reasons cited below. Proxies, unless they contain contrary written instructions, will be voted AGAINST the proposal.

                  BOARD OF DIRECTORS' STATEMENT IN OPPOSITION
     The Board of Directors does not believe that the proposal is in the best interests of the Corporation or its shareholders. It recommends a vote AGAINST the proposal.

     The articles of incorporation of the Corporation require that the Board of Directors be divided into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term and directors for one of the three classes are elected each year. This corporate governance feature has been a part of the Corporation's articles since prior to the initial public offering in 1992 which was made after several years of being a privately held corporation. Classification of the board of directors is a fairly common practice and is believed to be adopted by a majority of the Fortune 500 companies.

     The classification of the directors into classes is intended to provide a continuity of experienced membership on the Board and to prevent a precipitous change in the composition of the Board. With staggered elections, at least two annual meetings of shareholders are required to effect a change in control of the Board of Directors. The entire Board can be replaced in three annual meetings held within approximately two years. One benefit derived from this situation is an enhancement of the Board's ability to negotiate with a person seeking to gain control of the Corporation. It provides the incumbent directors the time and leverage necessary to review any takeover proposal, to assure that shareholder value is maximized by obtaining a more favorable result, and to consider alternative strategies. A further benefit is the assurance of continuity and stability in the management of the business and affairs of the Corporation since a majority of the directors will always have prior experience as directors of the Corporation. This consistency in the Board composition allows for a degree of continuity in the strategic planning and management process for a reasonable period of time into the future.

     Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote. However, approval of the proposal would not eliminate the classified board as its adoption would serve only as a recommendation to the Board of Directors to initiate action to end the staggered system of electing directors. Elimination of the classified board would require the affirmative vote of at least 66 2/3% of the outstanding shares on a proposal submitted by the Board at a later shareholder meeting to amend Article 8(b) of the Restated Articles of Incorporation.

     The Board believes that the election of one-third of the directors each year provides shareholders with the opportunity to influence corporate policy each year while avoiding any sudden and disruptive changes in corporate operations and corporate policies that could arise if an entirely new group of directors were elected in a single year. The continuity and quality of leadership that results from a classified board provides the proper environment in which to foster the creations of long-term value for shareholders.

     For the foregoing reasons, the Board of Directors recommends that shareholders vote AGAINST the proposal.


                                 OTHER MATTERS
     In the event any shareholder wishes to present a proposal at the 2000 Annual Meeting of Shareholders, such proposal must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 3, 1999, and must conform to such other requirements as may be imposed by the Securities and Exchange Commission.

     Notice of a matter to be presented by a shareholder for consideration at the Annual Meeting of Shareholders in the year 2000, other than pursuant to the foregoing paragraph, will be considered untimely if not received by the Corporation prior to February 16, 2000. Failure to give timely notice of such matter will result in discretionary authority being conferred on management proxies to vote with respect to the matter without any requirement for the proxy statement to disclose how management intends to exercise its discretion.

     As of the date of this Proxy Statement, the Board of Directors does not intend to present and has not been informed of any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

   By order of the Board of Directors.


                                        NEIL W. KOONCE
                                        Vice President, General Counsel and
                                        Secretary

        ************************* APPENDIX ****************************


                         (Cone Mills Logo appears here)




                               Annual Meeting of
                                  Shareholders
                           to be held on May 11, 1999









-        -                       FOLD AND DETACH HERE
------------------------------------------------------------------------------
                            CONE MILLS CORPORATION
                   Proxy for Annual Meeting of Shareholders
                            To Be Held May 11, 1999
                 Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints Terry L. Weatherford and Neil W. Koonce, or either of them, proxies with full power of substitution to vote all shares of Common Stock of Cone Mills Corporation, standing in the name of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held May 11, 1999, and any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS (CLASS I). [Directors recommend a vote FOR all nominees]  [ ] WITHHOLD AUTHORITY to vote for
 [ ] FOR all Nominees listed below except as marked to the contrary below              all nominees listed below

John L. Bakane, Charles M. Reid, and Nicholas Shreiber

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).






2. TO RATIFY APPOINTMENT OF McGLADREY & PULLEN, LLP AS INDEPENDENT AUDITORS. [Directors recommend a vote FOR]

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN


3. SHAREHOLDER PROPOSAL FOR ADOPTION OF A NONBINDING RESOLUTION URGING THE DIRECTORS TO TAKE THE NECESSARY STEPS TO DECLASSIFY THE BOARD OF DIRECTORS. [Directors recommend a vote AGAINST]

[ ] FOR         [ ] AGAINST         [ ] ABSTAIN

       (Continued on Reverse Side)

-        -                       FOLD AND DETACH HERE
------------------------------------------------------------------------------
4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the nominees named in the Proxy Statement, for proposal 2, and against proposal 3.


Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                                                    DATED:         , 1999
                                                          --------



                                                    ---------------------------

                                                    ---------------------------